Exhibit 2.4

TSA AMENDING AGREEMENT No. 2

This Amending Agreement is made as of December 1, 2006 between

RBC LIFE INSURANCE COMPANY

(the “Purchaser”)

and

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

(the “Seller”)

and

UNUMPROVIDENT CORPORATION

(“UPC”)

RECITALS

A.     The Seller, the Purchaser and UPC are parties to a Transition Services Agreement made as of November 18, 2003 and amended by the TSA Amending Agreement made as of April 30, 2004 (the “TSA”).

B.     UPC has outsourced on behalf of the Seller, the provision of certain of the services previously provided by International Business Machines Corporation (“IBM”) to Affiliated Computer Systems, Inc. (“ACS”) pursuant to the ACS Agreement (defined herein).

C.     The Seller, the Purchaser and UPC wish to make certain further amendments to the TSA as set forth herein.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – INTERPRETATION

1.1	Definitions

In this Amending Agreement:

(a)	ACS Agreement means the Information Technology Services Agreement between ACS and UPC (“ITSA”) dated January 13, 2006.

(b)	Amending Agreement means this Amending Agreement No. 2 by and among Seller, Purchaser and UPC.

(c)	Group Benefits Business means those functions and services previously and currently provided by UPC to Purchaser under the TSA for group income replacement, accident and life products, except as specifically excluded in this Amending Agreement ;

(d)	Individual Benefits Business means those functions and services previously and currently provided by UPC to Purchaser under the TSA for individual income replacement products, except as specifically excluded in this Amending Agreement;

(e)	Purchase Agreement means the Asset Purchase Agreement dated as of November 18, 2003 between the Seller and the Purchaser, as amended by an amending agreement between Purchaser and Seller dated April 30, 2004;

(f)	TSA has the meaning ascribed thereto in Recital A; and

(g)	all other capitalized terms used in this Amending Agreement have the meanings given to them in the TSA.

1.2	Headings

The division of this Amending Agreement into sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement.

1.3	Governing Law

This Amending Agreement is governed by and will be construed in accordance with the laws of Province of Ontario and the laws of Canada applicable therein.

1.4	One Agreement

This Amending Agreement amends the TSA, as amended by the TSA Amending Agreement made as of April 30, 2004 (“Amending Agreement No. 1”). This Amending Agreement and the TSA, as amended, shall be read together and constitute one agreement with the same effect as if the amendments made by this Amending Agreement had been contained in the TSA and Amending Agreement No. 1 as of the date of this Amending Agreement.

1.5	Conflict with TSA

If there is a conflict between any provision of this Amending Agreement and the TSA and Amending Agreement No. 1, the relevant provision of this Amending Agreement shall prevail.

1.6	Conflict with Purchase Agreement

If there is a conflict between any provision of the Purchase Agreement and the TSA as amended by Amending Agreement No. 1 and this Amending Agreement, with respect to a matter within the subject matter of the Purchase Agreement, the relevant provision of the Purchase Agreement shall prevail.

SECTION 2– AMENDMENTS

2.1	Replacement of IBM by ACS.

All references in the TSA (including all Schedules) to IBM are deleted and replaced with a reference to ACS, unless otherwise provided in this Amending Agreement. All references in the TSA to the DPSSC Agreement are deleted and replaced with a reference to the ACS Agreement.

2.2	Taxes – The TSA is hereby amended by adding the following new sentence to Section 4.3 – Taxes:

Notwithstanding anything in the foregoing to the contrary, RBC will self-assess any applicable GST and provincial sales/use taxes.

2.3	Term

The TSA is hereby amended by designating the first paragraph constituting Section 5.1 – Term as “(a)” and adding the following new paragraphs to Section 5.1 of the TSA as follows:

(b)	The term will continue in respect of the Individual Benefits Business on a month to month basis after the expiry of the term in Section 5.1(a) (the “Initial Term”) if the Purchaser requests in writing that the Seller and/or UPC, whichever may be the party required by the TSA to perform the requested Services, continue to provide any or all of the Services. The Purchaser shall not be required to provide notice of continuation each month to the Seller and/or UPC and the Purchaser must provide 30-day written prior notice to terminate any or all of the Services as per Section 5.1 (a) of the TSA. Nothing herein shall change the requirement in Schedule D, Article III.2) of the TSA with respect to the time required to request additional resources.

(c)	The term will continue in respect of the Group Benefits Business for a period of thirty-six (36) months after the expiry of the Initial Term (the “Extended Term”) if the Purchaser requests in writing that the Seller and/or UPC continue to provide any or all of the Services, provided however, that the provision of Section 5.1(a) otherwise permitting Purchaser to terminate any or all Services upon thirty (30) days prior written notice to Seller shall not apply in respect of the Extended Term provided herein with respect to Group Benefits Business.

(d)	After the expiry of the Extended Term in respect of the Group Benefits Business, the Purchaser shall have the option to extend the term by 12 months, renewable thereafter by a consecutive 12-month term. Extended Term and optional extensions shall not exceed 5 years in total. Purchaser shall provide a 90-day written prior notice to exercise its options to extend any or all of the Services by the Seller and/or UPC. In either 12-month extension to the Extended Term, the Purchaser shall provide a 90-day written prior notice to terminate any or all of the Services as per Section 5.1 (a) of the TSA.

2.4	Miscellaneous

(1)	Seller and UPC shall not be required to provide Personal Health Information underwriting services from and after the last day of the period ending thirty-six (36) months after the Closing Date.

(2)	Seller and UPC shall not be required to provide Purchaser with claims audit services or any other similar support after the last day of the period ending thirty-six (36) months after the Closing Date. For purposes of this section, claims audit services and support includes without limitation (a) any and all audits of Purchaser’s claims and (b) any and all other support services provided by Seller and/or its Affiliates to Purchaser in connection with or related to such audits, including without limitation those conducted by (x) the Internal Audit department, (y) the Benefit Consulting Services department, and (z) any and all predecessors or successors thereof of Seller and its Affiliates.

2.5	Schedules and Exhibits

(1)	Schedule A of the TSA is amended by deleting paragraph “a)” from Section 1 – Mainframe and Distributed Environments, and substituting the following therefor:

“1.	Mainframe and Distributed Environments

a)	The mainframe processing environments and production activities and the distributed processing environments and productions activities will be provided by ACS and UPC in accordance with the terms and conditions of the ITSA.”

(2)	Effective as of the last day of the period ending thirty-six (36) months after the Closing Date, Schedule A (Description of Services) of the TSA shall be amended by deleting Subsection 6(f) (Business Resources) of Section 7 (Ancillary Services) in its entirety.

(3)	Effective as of May 1, 2007, Schedule B (Performance Standards) of the TSA is amended by deleting Exhibit B.7 thereto and substituting the attached Exhibit B.7 therefor. All requests for changes in Services (additions, deletions or modifications) or for additional resources shall be made using a written or electronically communicated request substantially in the form of Exhibit B.7.

(4)	(a)	Effective with respect to all Services, and subject to Subsection 4(d) below, as of May 1, 2007, Section III of Schedule D of the TSA is amended by deleting the table having the columns labeled “Resource Type” and “Monthly Rate” and substituting therefor the new table set forth as follows:

Resource Type	Monthly Rate

Project Manager	$23,119

Senior Systems Consultant	$21,994

Systems Analyst	$17,730

Programmer Analyst	$15,856

Business Analyst/QA	$7,313

(b)	There shall be added to Section III of Schedule D the following new rate to become effective as of May 1, 2007 with respect to all Services, and subject to Subsection 4(d) below:

Blended resource rate for reserved capacity: $18,563

(c)	Effective with respect to all Services, and subject to Subsection 4(d) below, as of May 1, 2007, Section VII of Schedule D, previously added by Amending Agreement No. 1, is hereby amended by deleting the paragraph therein captioned “Additional Infrastructure Services” and the table included therewith and substituting the following therefor:

Additional Infrastructure Services

To the extent that additional infrastructure services are requested, they will be provided in accordance with the Change Request Process, and charges will be calculated using the following rates (based on one-hundred and sixty (160) hours per month of services):

Project Leader/Manager	$23,119

Lead Applications Analyst	$21,994

Applications Analyst	$17,730

Lead Systems Engineer	$21,994

Network Engineer	$23,119

(d)	The rates set forth in the table of Subsections (a), (b) and (c) of Section III of Schedule D shall be increased annually for each year that Services are provided to RBC pursuant to the TSA, as amended. The rate of such annual increase shall be equivalent to the annual Consumer Price Index (CPI) as set by US Department of Labor the month prior to each annual anniversary. Such increase shall take effect automatically on each annual anniversary of the Effective Date of this Amendment No. 2 without the requirement of any amendment hereto or to the TSA.

(e)	Effective for the expenses described herein and incurred on or after May 1, 2007, the Purchaser shall reimburse UPC or the Seller, as the case may be, for all expenses incurred by UPC or Seller in mailing producer payroll checks to the Purchaser, including without limitation reimbursement of all expenses incurred for mailing such checks via overnight courier. Seller and/or UPC shall provide invoices and/or receipts to the Purchaser for reimbursement of expenses incurred.

(f)	In the event a termination of the TSA as provided in Section 2.3(d) of this Amending Agreement No. 2 is to be effective prior to the end of any period for which services set forth in Section 2.5(4) of this Amending Agreement No. 2 are being or are to be provided or have been committed, such period to be set forth in any request for any agreement to provide such services, whether such period is during the Extended Term or during either 12-month renewal term thereafter, (“Commitment Period”), Purchaser shall pay Seller for such resources for the full Commitment Period at the rates set forth in such Section 2.5(4) without regard to the date of termination of the TSA. Notwithstanding the foregoing, no such services shall be required to be provided by UPC after the effective date of any such termination. The Commitment Period shall be ninety (90) days for any such request unless UPC or Seller shall agree, in its sole discretion and in writing, to a lesser term.

(g)	All other terms and conditions of Section III of Schedule D shall remain in full force and effect.

(5)	Exhibit D.1 is deleted and replaced in its entirety and substituting the attached Exhibit D.1 therefor. The current fee structure specified in the original Exhibit D.1 remains in effect without increase until the Purchaser notifies the Seller and/or UPC to terminate the Individual Benefits Business as set forth in Section 2.3(b) of this Amendment.

(6)	Schedule E, Section 4, Paragraph 7 shall be deleted in its entirety and the following shall be substituted therefor:

“provide Purchaser with an audited report of the Disaster Recovery test promptly upon receipt, review and acceptance thereof by Seller.”

(7)	Schedule E, shall be amended by adding the following new Section 7.0:

“Seller shall provide Purchaser with a summary of the UPC portion of the annual SAS 70 audit conducted by ACS promptly upon receipt, review and acceptance thereof by Seller.”

SECTION 3 – GENERAL

3.1	Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions and intent of this Amending Agreement.

3.2	Benefit of Agreement

This Amending Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

3.3	No Other Changes

Except as amended hereby, all terms and conditions of the Transition Services Agreement and Amending Agreement No. 1, including all Schedules to each which are not amended hereby, shall remain in full force and effect.

3.4	Counterparts

This Amending Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original, but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Amending Agreement.

RBC LIFE INSURANCE COMPANY

By:	/s/ John Young
	Name:	John Young
	Title:	President & CEO

And:	/s/ Neil Skelding
	Name:	Neil Skelding
	Title:	President & CEO-RBC Insurance

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Robert O. Best
	Name:	Robert O. Best
	Title:	EVP & CIO

UNUMPROVIDENT CORPORATION

By:	/s/ Robert O. Best
	Name:	Robert O. Best
	Title:	EVP & CIO

SCHEDULE B

EXHIBIT B.7

Req #30908: Details [Mercury] Page 1 of 3

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Misc. RBC Request for Change - #30908

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Summary

Request No.:	30908	**Submit Date:**	April 13, 2006
RFC Initiated By:	UnumProvident - IT		
Created By:	Developer Resource	**Request Status:**	RFC Review
Requested By:	Wendy Kulingoski		
RFC#:			
Request Name:	PALMM Upgrade to .NET		
Requestors Phone:	(207) 575-1618		
Requestors Area/Department:	PASS		
Application Name:	PALLM I		

Details

RBC Change Request Detail

Detailed Description:	Upgrade PALMM to next version of .NET
Reason for Request:	Version out of maintenance
Alternatives Considered:	None

http://mmsitg10d.mercury.com:81/itg/web/knta/crt/RequestDetail.jsp?REQUEST_ID=30908 4/13/2006

Req #30908: Details [Mercury] Page 2 of 3

Product Line:	individual
If Other, Please Specify:	
Date Needed:	May 20, 2006
Impacts if Change Not Completed:	Vendor will no longer support version of application
Submitted to Canada:	
RBC Approval Expected By Date:	
RBC Approval Received:	
IT Ops Manager:	
IT Ops Manager Notes:	
Business Coordinator:	
Business Coordinator Notes:	
IT PL Assigned:	
Business PM Assigned:	

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Copyright © 2004 Mercury

http://mmsitg10d.mercury.com:81/itg/web/knta/crt/RequestDetail.jsp?REQUEST_ID=30908
4/13/2006

Exhibit D.1

Monthly Fees

The current fee structure specified in the original Exhibit D.1 remains in effect without increase until the Purchaser notifies the Seller and/or UPC to terminate the Individual Benefits Business as set forth in Section 2.3(b) of this Amendment, at which time, Exhibit D.1 attached to the TSA is hereby deleted and replaced with the following new Exhibit D.1.

The fees set forth in the following table shall become effective as of the first day of the first month following the date on which the Purchaser notifies the Seller and/or UPC to terminate the Individual Benefits Business as set forth in Section 2.3(b) of this Amendment, provided that the applicable fee shall be that fee for the year (set forth in the table below) in which such effective date occurs. Such fee shall remain in effect without change until the next following May 1. Fees for each subsequent year shall become effective as of each subsequent May 1.

	Year Effective Month Year	Mainframe, Distributed and Help Desk	Application Support
Group Benefits Business	1*, May 2007	$255,000	$120,000
	2*, May 2008	$255,000	$120,000
	3*, May 2009	$255,000	$120,000
	4**, May 2010	$306,000	$144,000
	5**, May 2011	$331,500	$156,000

*Extended Term; nothing in this table shall be deemed to imply that Purchaser shall be permitted to pay for less than Years 1, 2 and 3 as set forth above.

** Optional years; nothing in this table shall be interpreted to guarantee that Purchaser will elect to use either or both of the optional years, provided however, the rates set forth above shall be in effect upon any such election(s).